Exhibit 99.1

KYTHERA Biopharmaceuticals Announces FDA Approval of KYBELLA™

(also known as ATX-101) — First and Only Submental Contouring Injectable Drug

KYBELLA™ (deoxycholic acid) Injection Significantly Improves Submental Fullnesss, or “Double Chin”

Westlake Village, Calif., April 29, 2015 — KYTHERA Biopharmaceuticals, Inc. (NASDAQ: KYTH) announced today that the U.S. Food and Drug Administration (FDA) has approved KYBELLA™, also known as ATX-101, “for improvement in the appearance of moderate to severe convexity or fullness associated with submental fat in adults.” KYBELLA™ is the first and only approved non-surgical treatment for reduction of submental fullness, a common yet under-treated aesthetic condition.

“For the first time, people have access to an FDA-approved, non-surgical treatment for submental fullness, a condition that can negatively impact the overall appearance of the face and can result in a person feeling older and heavier,” said Keith Leonard, President and Chief Executive Officer of KYTHERA. “With KYBELLA™, physicians can offer a clinically-proven treatment that is customized to the patient and their treatment goals for an improved chin profile. Importantly, KYBELLA™ treatment resulted in high patient satisfaction.”

KYBELLA™ is supported by a global clinical development program that includes over 20 clinical studies with more than 2,600 patients worldwide, of which over 1,600 have been treated with KYBELLA™.(i) In the pivotal Phase III studies, 68.2 percent of patients responded to KYBELLA™ based on a composite of validated physician and patient measurements.(ii) Patients treated with KYBELLA™ reported an improvement in the amount of fat in the area under the chin. Patients also reported improvement in the emotional impact of submental fat when asked how happy, bothered, self-conscious, embarrassed, old and overweight they felt following treatment in relation to the amount of their submental fat.

The most common adverse reactions were associated with the injection site and included swelling, bruising, pain, numbness, erythema and formation of small areas of firmness around the treatment area. The percentage of adverse reactions reported as mild were 81 percent, moderate 17.4 percent, and severe 1.6 percent. Adverse reactions resulted in study discontinuation in 3.1 percent of subjects.

“In my dermatology practice, I see many patients who have undesirable fullness under the chin, even though they may have an otherwise balanced and harmonious facial appearance and be in great physical shape,” said Dr. Derek H. Jones, Associate Professor of Dermatology, UCLA, Founder and Medical Director, Skin Care and Laser Physicians of Beverly Hills, and lead clinical investigator in the KYBELLA™ pivotal study. “I explain to my patients that submental fullness is often resistant to diet and exercise and could be a result of aging, genetics or weight gain. As an investigator in the clinical studies of KYBELLA™, I’m excited about the opportunity to offer my patients a non-surgical option for reduction of submental fullness.”

KYBELLA™ is administered by injections into the fat under the chin, tailored to the treatment goals of the patient and the physician. Each in-office treatment session is typically 15-20 minutes. Many patients experienced visible results in two to four treatments.(iii) Up to six treatments may be administered. Once the aesthetic response is achieved, retreatment is not expected.

“According to the American Society for Aesthetic Plastic Surgery 2014 statistics, Americans are spending more than $12 billion on both surgical and non-surgical procedures, with many looking for non-surgical options,” said Dr. Michael C. Edwards, President of the American Society for Aesthetic Plastic Surgery. “We believe KYBELLA™ is a true innovation in the aesthetic industry and we are excited about its potential. As with any injectable drug, we want to stress the importance of seeing a properly trained board-certified physician such as a plastic surgeon, facial plastic surgeon or dermatologist.”

KYTHERA has chosen to execute a training-led launch and developed a training program to educate physicians on the safe use of KYBELLA™, and its approved indication. Physician faculty education will begin in June 2015. KYBELLA™ physician training programs will initiate in late summer. Physicians will be able to purchase KYBELLA™ and treat their patients after they have been trained.

“A recent consumer survey by the American Society for Dermatologic Surgery revealed that 68 percent of consumers are bothered by fullness under their chin,” said George J. Hruza, M.D., President of the American Society for Dermatologic Surgery. “KYBELLA™ provides physicians with the first non-surgical treatment option to satisfy this unmet patient need.”

Health care practitioners and consumers can visit www.mykybella.com for further product and prescribing information.

“We are pleased to bring this innovative product to market as it represents our commitment to meet the needs of physicians and their patients,” said Frederick C. Beddingfield, III, M.D., Ph.D., Chief Medical Officer, KYTHERA. “This milestone is a testament to our ability to translate science into first-in-class aesthetic products, and we look forward to applying our successful and efficient development model to future products.”

Investor and Analyst Call and Webcast

The Company will host an investor and analyst call and webcast at 4:30 p.m. ET on Wednesday, April 29, 2015. Individuals interested in participating in the call should dial (877) 344-3890 (U.S. and Canada) or (760) 666-3770 (international) using conference ID number 39550679. To access the webcast, please visit the Investors section of KYTHERA’s website at www.kythera.com.

The call will be available for replay via telephone starting Wednesday, April 29, 2015, at approximately 4:30 p.m. ET, running through 4:30 p.m. ET on May 5, 2015. To listen to the replay, dial (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (international) using conference ID number 39550679. The archived webcast will be available on KYTHERA’s website for seven days beginning approximately one hour after the call has completed.

Media Webinar

Members of the media are invited to join a webinar hosted by KYTHERA, on Friday, May 1, 2015 at 11 a.m. ET. To access the webcast, please visit https://www.webcaster4.com/Webcast/Page/906/8312.

About Submental Fullness

Submental fullness is a common yet undertreated condition that can detract from an otherwise balanced and harmonious facial appearance(iv) — leading to an older and heavier look.(v) Submental fullness can affect adults — both women and men — of all ages, weight and gender. Influenced by multiple factors including aging and genetics, submental fullness is often resistant to diet and exercise. According to a 2014 survey by the American Society for Dermatologic Surgery, 68 percent of consumers are bothered by submental fullness.(vi)

About KYBELLA™

KYBELLA™ is the first and only approved injectable drug for contouring moderate to severe submental fullness, a condition that is commonly referred to as a double chin. KYBELLA™ is a non-human and non-animal formulation of deoxycholic acid, a naturally-occurring molecule in the body that aids in the breakdown and absorption of dietary fat.(vii) When injected into subcutaneous fat, KYBELLA™ causes the destruction of fat cells. Once destroyed, those cells cannot store or accumulate fat.(viii)

KYBELLA™ (deoxycholic acid) injection is indicated for improvement in the appearance of moderate to severe convexity or fullness associated with submental fat in adults.

The safe and effective use of KYBELLA for the treatment of subcutaneous fat outside the submental region has not been established and is not recommended.

Important Safety Information

KYBELLA should only be administered by a trained healthcare professional.

KYBELLA is contraindicated in the presence of infection at the injection sites.

Avoid injecting in proximity to vulnerable anatomic structures due to the increased risk of tissue damage.

Cases of marginal mandibular nerve injury, manifested as an asymmetric smile or facial muscle weakness, were reported during clinical trials. To avoid the potential for nerve injury, KYBELLA should not be injected into or in close proximity to the marginal mandibular branch of the facial nerve. All marginal mandibular nerve injuries reported from the trials resolved spontaneously (range 1-298 days, median 44 days).

Difficulty swallowing (dysphagia) occurred in the clinical trials in the setting of administration site reactions, e.g., pain, swelling, and induration of the submental area. Cases of dysphagia spontaneously resolved (range 1-81 days, median 3 days). Subjects with current or prior history of dysphagia were excluded from clinical trials. Avoid use of KYBELLA in these patients as current or prior history of dysphagia may exacerbate the condition.

In clinical trials, 72% of subjects treated with KYBELLA experienced injection site hematoma/bruising. KYBELLA should be used with caution in patients with bleeding abnormalities or who are currently being treated with antiplatelet or anticoagulant therapy as excessive bleeding or bruising in the treatment area may occur.

To avoid the potential of tissue damage, KYBELLA should not be injected into or in close proximity (1-1.5 cm) to salivary glands, lymph nodes and muscles.

The most commonly reported adverse reactions in the pivotal clinical trials were: injection site edema/swelling, hematoma/bruising, pain, numbness, erythema, and induration.

About KYTHERA®

KYTHERA Biopharmaceuticals, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of novel prescription products for the aesthetic medicine market. In addition to its lead product KYBELLA™, KYTHERA also licensed the worldwide rights to setipiprant (KYTH-105), an early-stage potential treatment for hair loss. KYTHERA’s longer-term strategy is to leverage its biotechnology and aesthetics experience to expand its product portfolio and pipeline. KYTHERA has submitted regulatory filings for ATX-101 in Canada, Switzerland and Australia. Find more information at www.kythera.com.

Forward Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding KYTHERA, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including the ability of KYBELLA™ to be a first-in-class submental contouring injectable drug, anticipated commercial availability of KYBELLA™ in June 2015, the ability of KYBELLA™ to be a less-invasive, non-surgical option for the treatment of submental fullness, and expectations regarding our longer-term strategy. Such forward-looking statements involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the clinical drug development process, including the regulatory approval process, our substantial dependence on KYBELLA™, and other matters that could affect the availability or commercial potential of our drug candidate. KYTHERA undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see KYTHERA’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2014.

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Media Contact:

Ashley Cadle

Tel: (310) 463-0143

a.cadle@togorun.com

Investor Contact:

Heather Rowe

Director, Investor Relations

Tel: (818) 587- 4559

hrowe@kytherabiopharma.com

(i) Kythera Data On file; Phase I-III clinical studies globally.

(ii) Dayan SH, Jones DH, Carruthers J, et al. A Pooled Analysis of the Safety and Efficacy Results of the Multicenter, Double-Blind, Randomized, Placebo-Controlled Phase 3 REFINE-1 and REFINE-2 Trials of ATX-101, a Submental Contouring Injectable Drug for the Reduction of Submental Fat. Plastic and Reconstructive Surgery. 2014;134(4S-1):123.

•                  82% of ATX-101 patients achieved >1-grade improvement from baseline as assessed by clinicians at 12 weeks after the last treatment.

(iii) Package Insert, section 13, Figure 4 (> 2-Grade and > 1-Grade Composite Clinician and Patient Response)

•                  28%, 43% and 55% of KYBELLA-treated patients had a >1-grade composite improvement after 2, 3 and 4 treatments, respectively.

(iv) Swift A, Remington K. BeautiPHication: a global approach to facial beauty. Clin Plast Surg. 2011; 38:347-77.

(v) Dayan S. Neck rejuvenation. In: Hirsch, Aesthetic Rejuvenation: A Regional Approach. 1st ed. New York, NY: McGraw Hill Professional Publishing; 2008: 123-147.

(vi) American Society for Dermatologic Surgery 2014 Consumer Survey on Cosmetic Dermatologic Procedures (N=8,315); Exact survey language was, “How bothered are you by excess fat under the chin/neck?”

(vii) Stryer L, ed. Biochemistry. 4th Edition. New York, NY: WH Freeman and Co.; 1995: 691-707

(viii) Package Insert 03/06, section 12.1 (ATX-101 is a cytolytic drug, which when injected into tissue physically disrupts the cell membrane causing lysis)